Exhibit 10.2

United Airlines President Joins ZAP

SANTA ROSA, California (March 30, 2007) - Former United Airlines President Amos S. Kazzaz has agreed to join electric car pioneer ZAP (OTC BB: ZAAP).

ZAP recently started expanding its marketing and distribution with the new XEBRA electric cars and trucks and ZAP CEO Steve Schneider said that Kazzaz's experience with operations and financial planning will be helpful as the Company goes through this transformation. Manufactured through a strategic partnership in China, the XEBRA is now being sold through ZAP's licensed automotive dealer network. ZAP has added employees and new facilities to expand its automotive distribution and recently launched ventures to offer new vehicles, including the OBVIO ! sports cars and ZAP-X Crossover.

From 1995 to 1999, Kazzaz served as President of United Shuttle, overseeing the business unit with $1 billion in annual revenues while managing 2000 employees in sales, marketing, fleet management, customer service and finance. Under his direction, sales grew from $400 million to $1 billion while the fleet expanded by 42 percent. Kazzaz pioneered self-service customer check-in for United and won the Advertising Effy Award in 1995 and 1998 for innovative marketing.

Prior to joining ZAP, Kazzaz served as Vice President, Cost Management for United Airlines. Reporting directly to the COO, Kazzaz was the leader of United's strategy to improve operations, processes and cost management throughout the organization. Prior to that, Kazzaz served as Vice President, Financial Planning and Analysis for United.

Before 2004, Kazzaz was Vice President for FP&A as well as serving as COO for Avolar, a subsidiary of United with a focus on real estate management. He also served as Vice President, Corporate Real Estate for United Airlines global real estate portfolio that included $1 billion in annual revenue.

Kazzaz serves on the Supervisory Board of Directors for the Alliant Credit Union as well as on the Board of Directors for SkyTech Solutions and Integres. He holds an MBA in Finance from the University of Denver and a B.A. in International Affairs from the University of Colorado at Boulder.

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. At the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, hydrogen, electric, fuel cell, ethanol, hybrid and other innovative power systems, ZAP is developing a high-performance crossover SUV electric car concept called ZAP-X engineered by Lotus Engineering. The Company recently launched a new

Exhibit 10.2

portable energy technology that manages power for mobile electronics, like cell phones and laptops. For more product, dealer and investor information, visit http://www.zapworld.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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ZAP

Media
Alex Campbell
707-525-8658 ext. 241
acampbell@zapworld.com

or

Investors
Sherri Haskell
707-525-8658 ext. 232
shaskell@zapworld.com